Exhibit 99.1

NewLink Genetics Corporation Announces Promising Phase 1b Data from the Combination of Indoximod and Ipilimumab in Melanoma at European Cancer Congress 2015 (ECC)

AMES, Iowa - September 26, 2015 -- NewLink Genetics Corporation (NASDAQ: NLNK), a biopharmaceutical company at the forefront of developing and commercializing novel immuno-oncology product candidates to improve the lives of patients with cancer, today presented promising early-stage clinical data from a Phase 1b study of indoximod, its wholly owned indoleamine 2,3 dioxygenase (IDO) pathway inhibitor, in combination with ipilimumab for the treatment of patients with unresectable stage 3 or 4 melanoma at the European Cancer Congress 2015 (ECC) in Vienna, Austria.

The data reported today are from a Phase 1b safety study of nine patients to determine the safety of indoximod and to establish the dose for a Phase 2 study of indoximod in combination with ipilimumab, which is currently enrolling patients.

Indoximod is an orally available, small molecule, broad IDO pathway inhibitor that has shown the potential to interfere with multiple targets within the IDO pathway. IDO pathway inhibitors, such as indoximod, are designed to be used in combination with other therapeutic agents to maximize the body’s immune response against tumors.

Combination therapy with indoximod and ipilimumab showed encouraging clinical activity in some patients. Of the seven patients evaluable for a response, one patient had a complete response and one patient had a partial response by RECIST criteria. Five patients in the study had progressive disease, and two patients are still awaiting follow up.

“We are pleased to present data from the successful completion of our Phase 1b trial evaluating the combination of indoximod and ipilimumab in patients with advanced melanoma,” said Nicholas Vahanian, M.D., President and Chief Medical Officer. “The combination was well-tolerated and did not demonstrate any regimen-limiting immune-based toxicities, abnormalities in liver function tests or other toxicities that have been reported with this class of drugs. Based on these promising clinical results, we are already enrolling patents in the Phase 2 combination study.”

The Phase 2 study, currently enrolling 38 patients, will utilize a revised study design with standard of care immune checkpoint inhibition (consisting of four cycles of concomitant ipilimumab, repeat cycles of nivolumab or repeat cycles of pembrolizumab) being given in combination with indoximod. The Phase 2 dose for indoximod has been established at 1,200 mg BID (twice daily), and the primary endpoint will be preliminary efficacy as measured by median progression-free survival.

About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink Genetics’ portfolio includes biologic and small-molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat

Exhibit 99.1

cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2015; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.

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Corporate Contact:
Jack Henneman
Chief Financial Officer, NewLink Genetics
515-598-2561
Investor@linkp.com

Investors:
Donna LaVoie
LaVoieHealthScience
617-374-8800, ext. 107
dlavoie@lavoiehealthscience.com

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com